UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2014

Orthofix International N.V.

(Exact name of Registrant as specified in its charter)

Curaçao	0-19961	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Abraham de Veerstraat Curaçao	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 011-59-99-465-8525

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Employment Agreement with Davide Bianchi

On November 21, 2014, Orthofix International N.V. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Davide Bianchi, the Company’s President, Extremity Fixation. The Employment Agreement amends and restates the terms of Mr. Bianchi’s employment arrangement to provide, among other things, that Mr. Bianchi will henceforth be employed directly by the Company. Mr. Bianchi had previously been employed by the Company’s wholly owned subsidiary, Orthofix AG.

The term of the Employment Agreement will continue until the earlier of (1) termination by either party in accordance with the terms of the agreement or (2) automatically (a) at the end of the month in which the Mr. Bianchi reaches the age of 65 or (b) at the end of the day on which Mr. Bianchi receives an early retirement pension or a full pension for disability. Mr. Bianchi’s primary business office shall be his home residence in Switzerland, provided, however, that he shall also from time-to-time perform services from the Company’s offices in Lewisville, Texas and Verona, Italy, and from such other locations as are agreed by the Company and him.

The agreement provides that Mr. Bianchi will receive an annual base salary during the term of no less than CHF 336,600 per year, a target bonus opportunity under the Company’s annual incentive plan of at least 60% of his then-current base salary, and an opportunity to earn a maximum bonus under such plan of not less than 90% of his then-current base salary.

Mr. Bianchi is generally entitled to the following in the event of a termination prior to the end of the term as a result of (i) death, (ii) disability (as defined in the agreement), (iii) termination by Mr. Bianchi for “good reason” (as defined in and pursuant to the terms of the agreement), or (iv) termination by the Company without “cause” (as defined in and pursuant to the terms of the agreement):

•	Any unpaid base salary and accrued vacation owing through the date of termination.

•	The pro rata amount of any incentive compensation for the fiscal year of his termination of employment (based on the number of business days he is actually employed during the fiscal year in which the termination of employment occurs) based on the achievement of the goals (as that term is defined in the agreement) for the calendar year of his termination.

•	An amount equivalent to 100% of his “base amount” (as that term is defined in the agreement). This multiple increases to 150% for payments triggered following a change of control. Under the agreement, “base amount” means an amount equal to the sum of:

(1)	Mr. Bianchi’s annual base salary at the highest annual rate in effect at any time during the term of employment; and

(2)	the lower of:

•	Mr. Bianchi’s target bonus in effect during the fiscal year in which termination of employment occurs, and

•	(a) the average of his annual incentive plan bonuses actually earned for the two years ending immediately prior to the year in which termination of employment occurs or (b) if greater, the average of his annual incentive plan bonuses actually earned for the two years ending immediately prior to a change of control or potential change of control (as those terms are defined in the agreement)

•	If continuation coverage is available under the terms of the applicable plan(s) and Mr. Bianchi selects such continuation coverage in a timely manner, for the lesser of 12 months after termination or until he secures coverage from new employment, he will receive a monthly cash payment equal to the cost of continuation of coverage under the Company’s medical and dental benefit plans in which he was participating at the time of termination of employment. This payment period is increased from 12 months to 18 months following a change of control.

•	CHF 11,500 for use towards outplacement services.

The agreement contains non-competition and non-solicitation covenants effective so long as Mr. Bianchi is an employee and, in the case of the non-solicitation provisions, for a period of twelve months after employment is terminated (or, in the event of termination following a change of control, for eighteen months after employment is terminated). The agreement also contains confidentiality and assignment of inventions provisions that last indefinitely. The parties also remain party to a non-competition agreement governing post-termination periods.

The foregoing does not constitute a complete summary of the terms of the Employment Agreement, and is qualified in its entirety by reference to the text of the Employment Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amended and Restated Employment Agreement, effective as of November 20, 2014, by and between Orthofix International N.V., Davide Bianchi and, solely for purposes of certain specified provisions, Orthofix AG.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orthofix International N.V.

By:	/s/ Jeffrey M. Schumm
Jeffrey M. Schumm Chief Administrative Officer, General Counsel and Corporate Secretary

Date: November 28, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, effective as of November 20, 2014, by and between Orthofix International N.V., Davide Bianchi and, solely for purposes of certain specified provisions, Orthofix AG.